Exhibit 10.2

Execution Version

PURCHASE AND SALE AGREEMENT

BETWEEN

Lynden USA Inc.,

a Utah corporation,

AS SELLER

AND

BREITBURN OPERATING L.P.,

a Delaware limited partnership

AS BUYER

(i)

(ii)

(iii)

EXHIBITS AND SCHEDULES

Exhibit A – Subject Interests (Listing of Leases)

Exhibit B – Wells and Interests

Exhibit C – Allocated Values

Exhibit D – Assignment and Bill of Sale

Schedule 1.02(d) – Well Equipment and Phone Numbers

Schedule 3.02(d)(i) – Permitted Contracts

Schedule 3.07 – Preferential Rights

Schedule 5.06 – Suits

Schedule 5.08(b) – Tax Partnerships

Schedule 5.08(c) – Tax Liens

Schedule 5.09 – Material Contracts

Schedule 5.11 – Consents

Schedule 5.12 – Compliance with Laws

Schedule 5.13 – Wells

Schedule 5.14 – Proposed Operations or Expenditures

Schedule 5.20 – Permits

Schedule 12.01 – Imbalances

(iv)

DEFINITIONS

TERM	SECTION
Agreed Imbalance	12.01
Agreement	Preamble
Allocated Values	2.02
Asset Taxes	9.06(a)
Assets	1.02
Assignment	10.04(a)
Assumed Obligations	14.02
Audit Firm	17.16(b)
Breaching Party	11.03
Buyer	Preamble
Buyer Indemnitees	14.04
Buyer’s Environmental Consultant	4.01(a)
Buyer’s Environmental Review	4.01(a)
CERCLA	4.02(c)
Closing	10.01
Closing Date	10.01
Contracts	1.02(e)
Defensible Title	3.02
Disputes	16.01
Documents	17.03
Easements	1.02(c)
Effective Time	2.03
Environmental Defect	4.02(a)
Environmental Defect Value	4.02(d)
Environmental Information	4.01(b)
Environmental Laws	4.02(c)
Examination Period	3.01
Exchange Act	17.16(a)
Excluded Assets	1.03
Final Settlement Date	12.02(a)
Final Statement	12.02(a)
Financial Statements	17.16(a)
Governmental Authority	4.02(b)
Hydrocarbons	1.02(d)
Independent Expert	16.03(a)
Leases	1.02(a)
Losses	14.03
Material Contracts	5.09
Net Revenue Interest	3.02(a)
NORM	4.01(c)
Notice of Disagreement	12.02(a)
Party or Parties	Preamble

(i)

TERM	SECTION
Participation Agreement	3.06
Performing Party	11.03
Permitted Encumbrances	3.02(d)
Person	5.09
Personal Property	1.02(d)
Preference Rights	3.07
Property Expenses	10.02(c)
Purchase Price	2.01
Purchase Price Adjustments	10.02(d)
Purchase Price Allocation	9.03
Records	1.02(f)
Retained Obligations	14.01
SEC	17.16(a)
Securities Act	17.16(a)
Seller	Preamble
Seller Indemnitees	14.03
Seller Permits	5.20
Seller’s knowledge	5.18
Specified Retained Obligations	14.01
Statement	10.03
Straddle Period	9.06(b)
Subject Interest(s)	1.02(a)
Tax or Taxes	9.06(c)
Tax Return	9.06(d)
Third Party	1.02(g)
Third Party Confidential Data	1.03
Title Benefit	3.09(a)
Title Defect	3.03
Title Defect Value	3.04(c)
Transfer Taxes	9.01
Wells	1.02(d)
Working Interest	3.02(b)

(ii)

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 11th day of December, 2012, by and between Lynden USA Inc., a Utah corporation (the “Seller”), and BreitBurn Operating L.P., a Delaware limited partnership (the “Buyer”). Buyer and Seller are collectively referred to herein as the “Parties” and are sometimes referred to individually as a “Party.”

WITNESSETH:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets (as defined in Section 1.02), all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer hereby agree as follows:

Article I
Assets

Section 1.01        Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Buyer, effective as of the Effective Time (as defined in Section 2.03).

Section 1.02 Assets. Subject to Section 1.03, the term “Assets” shall mean the following (less and except the Excluded Assets, as hereinafter defined):

(a)	all of Seller’s right, title and interest in and to the leasehold estates in and to the oil, gas and mineral leases described or referred to in Exhibit A (the “Leases”) and any overriding royalty interests in and to the lands covered by the Leases, assignments and other documents of title described or referred to in Exhibit A, all as more specifically described in Exhibit A, provided that all of the foregoing are subject to the limitations described in Exhibit A, (as so limited, collectively, the “Subject Interests,” or singularly, a “Subject Interest”);

(b)	all of Seller’s right, title and interest in and to all rights incident to the Subject Interests, including, without limitation, all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbon (as defined in Subsection (d) of this Section 1.02) production after the Effective Time attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(c)	all of Seller’s right, title and interest in and to all easements, rights-of-way, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights and privileges necessary or useful in connection with the Subject Interests (the “Easements”), including, without limitation, the Easements described or referred to in Exhibit A;

(1)

(d)	all of Seller’s (and its affiliates’) right, title and interest in and to all personal property, equipment, fixtures, inventory and improvements located on or used in connection with the Subject Interests and the Easements or with the production, treatment, sale, or disposal of oil, gas or other hydrocarbons (collectively, “Hydrocarbons”), byproducts or waste produced therefrom or attributable thereto, including, without limitation, all wells located on the lands covered by the Subject Interests or on lands with which the Subject Interests may have been pooled, communitized or unitized (whether producing, shut in or abandoned, and whether for production, injection or disposal), including, without limitation, the wells described in Exhibit B (the “Wells”), wellhead equipment, pumps, pumping units, flowlines, gathering systems, piping, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery, including (i) the central or individual batteries, (ii) the remote tanks, (iii) the pump-off controllers, (iv) radios to transmit pump-off controller and tank information located on or about the Wells and (v) cellular modems, accounts and associated phone numbers specifically installed for electronic alarms (the foregoing (i) through (v) as shown on Schedule 1.02(d)) (collectively, “Personal Property”);

(e)	all of Seller’s (and its affiliates’) right, title and interest in and to the extent assignable (provided that Seller shall use commercially reasonable efforts to obtain consent to assignment to Buyer), all contracts, agreements and other arrangements that directly relate to the Subject Interests, the Leases, the Personal Property or the Easements, insofar only as applicable thereto, including, without limitation, production sales contracts, farmout agreements, operating agreements, service agreements, wireless contracts and similar arrangements, excluding the Leases (collectively, the “Contracts”);

(f)	all of Seller’s and its affiliates’ books, records, files, all of Seller’s right, title and interest in and to all books muniments of title, reports and similar documents and materials, including, without limitation, lease records, well records, and division order records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), contracts and contract files, and correspondence that relates to the foregoing interests in the possession of, and maintained by, Seller (or its affiliates) (collectively, the “Records”);

(g)	all of Seller’s (and its affiliates’) right, title and interest in and to all geological and geophysical data relating to the Subject Interests, other than such data which cannot be transferred without the consent of (provided that Seller shall use commercially reasonable efforts to obtain such consent) or payment to any Third Party (unless paid by Buyer). For purposes of this Agreement, “Third Party” means any person or entity, governmental or otherwise, other than Seller or Buyer, and their respective affiliates; the term includes, but is not limited to, working interest owners, royalty owners, lease operators, landowners, service contractors and governmental agencies; and

(2)

(h)	any other improvements, fixtures, and tangible personal property presently located on the Subject Interests and Wells and utilized in connection with the ownership or operation thereof.

Section 1.03 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there are excepted, reserved and excluded from the sale contemplated hereby (the following, collectively, the “Excluded Assets”): (a) all trade credits and refunds (other than those relating to Taxes, which are governed by (e) below) and all accounts, instruments and general intangibles (as such terms are defined in the Texas Uniform Commercial Code), attributable to the Assets with respect to any period of time prior to the Effective Time, except to the extent relating to pre-Effective Time obligations or liabilities assumed by Buyer under this Agreement; (b) all claims and causes of action of Seller arising from acts, omissions or events occurring prior to the Effective Time, except to the extent relating to pre-Effective Time obligations or liabilities assumed by Buyer under this Agreement; (c) all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or deposit or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time; (d) all Hydrocarbons produced from or attributable to the Subject Interests with respect to all periods prior to the Effective Time, together with all proceeds from the sale of such Hydrocarbons; (e) all claims of Seller for refunds of or loss carry forwards with respect to any Taxes, and refunds for amounts paid in connection with the Assets, attributable to any period prior to the Effective Time; (f) all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time; (g) all proceeds, income or revenues (and any security or other deposits made) attributable to the Assets for any period prior to the Effective Time; (h) all data and other information that cannot be disclosed or assigned to Buyer without the consent of or payment to any Third Party (the “Third Party Confidential Data”); provided that, prior to the Closing, Seller shall use its reasonable efforts to obtain waivers or consents from such Third Parties to the transfer or use of the Third Party Confidential Data to or by Buyer, provided that Buyer pays any fees or other sums of Third Parties requisite to such transfer; (i) all vehicles, vessels, trailers, software, computers and associated peripherals and all radio, telephone and other communications equipment, except for any such items shown on attached Schedule 1.02(d) and/or physically attached to a Well; and (j) any Contracts with respect to which consent to assignment is required but has not been obtained.

Article II
Purchase Price

Section 2.01        Purchase Price. The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Buyer’s payment to Seller of the sum of TWENTY-FIVE MILLION DOLLARS ($25,000,000.00) (the “Purchase Price”), as allocated and as adjusted in accordance with the provisions of this Agreement. The adjusted Purchase Price shall be paid to Seller at the Closing (as defined in Section 10.01) by means of a completed federal funds transfer to an account designated in writing by Seller.

(3)

Section 2.02        Allocated Values. Buyer and Seller have agreed on the allocation of values among the Assets as set forth in Exhibit C attached hereto (the “Allocated Values”).  Seller and Buyer agree that the Allocated Values shall be used for federal income tax purposes, for computation of any adjustments pursuant to the provisions of Article III and Article IV, and for all other purposes incident to this Agreement.

Section 2.03        Effective Time. If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, but effective as of 7:00 a.m. local time where the Assets are located on December 1, 2012 (the “Effective Time”).

Article III
Title Matters

Section 3.01        Examination Period. Following the execution date of this Agreement until 12:00 noon, local time in Midland, Texas on December 24, 2012 (the “Examination Period”), Seller shall permit Buyer and/or its representatives (including Buyer’s Environmental Consultant) to examine, at all reasonable times, in Seller’s offices, all abstracts of title, title opinions, title files, ownership maps, lease files, contract files, assignments, division orders, operating and accounting records and agreements pertaining to the Assets insofar as same may now be in existence and in the possession of Seller, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on Seller or such data.

Section 3.02        Defensible Title and Permitted Encumbrances. For purposes of this Agreement, the term “Defensible Title” means, with respect to a given Asset, such ownership by Seller in such Asset during the productive life of that Asset, that, subject to and except for the Permitted Encumbrances (as defined in Subsection (d) of this Section 3.02):

(a)	entitles Seller to receive not less than the percentage set forth in Exhibit B as Seller’s “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from each Well or unit as set forth in Exhibit B, all without reduction, suspension or termination of such interest throughout the productive life of such Well except as specifically set forth in Exhibit B;

(b)	obligates Seller to bear not greater than the percentage set forth in Exhibit B as Seller’s “Working Interest” of the costs and expenses relating to the maintenance, development and operation of each Well or unit as set forth in Exhibit B, all without increase (unless accompanied by a corresponding increase in Seller’s Net Revenue Interest) throughout the productive life of such Well except as specifically set forth in Exhibit B;

(c)	is free and clear of all liens, encumbrances and defects in title.

(4)

(d)	The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(i)	The contracts listed on Schedule 3.02(d)(i);

(ii)	any (A) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein and (B) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ liens under joint operating agreements or other similar liens or charges for liquidated amounts arising in the ordinary course of business which Seller has agreed to pay pursuant to the terms thereof and that are not yet due and payable or are being contested in good faith in the ordinary course of business;

(iii)	any liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and which Seller has agreed to pay pursuant to the terms hereof;

(iv)	the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in (including any liens or security interests created by law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of) the Leases and any other recorded agreements, instruments and documents that create or reserve to Seller its interest in the Assets, to the extent the same do not reduce the Net Revenue Interests of Seller below those set forth in Exhibit B or increase the Working Interests of Seller above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interest;

(v)	any obligations or duties affecting the Assets to any municipality or public authority with respect to any franchise, grant, license or permit and all applicable laws, rules, regulations and orders of any Governmental Authority (as defined in Section 4.02(b));

(vi)	any (A) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like and (B) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits or licenses, to the extent that same do not materially interfere with the ownership of, or oil and gas operations to be conducted on, the Assets;

(5)

(vii)	all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, whether recorded or unrecorded, provided that such matters do not operate to reduce the Net Revenue Interests of Seller below those set forth in Exhibit B or increase the Working Interests of Seller above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests;

(viii)	preferential rights to purchase or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(ix)	required Third Party consents to assignments or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby, (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights, or (C) failure to obtain the same does not (i) expressly render the transfer of the applicable Assets void or voidable, (ii) result in lease termination, or (iii) result in liquidated damages.

(x)	all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained subsequent to such sale or conveyance;

(xi)	division orders to the extent the same do not reduce the Net Revenue Interests of Seller below those set forth in Exhibit B or increase the Working Interests of Seller above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interest;

(xii)	rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable laws, rules, and regulations of such Governmental Authorities;

(xiii)	any liens of record to be released by Seller at the Closing;

(6)

(xiv)	all defects and irregularities affecting the Assets which in the aggregate (A) do not operate to (1) reduce the Net Revenue Interest of Seller, (2) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interests of Seller, (3) otherwise interfere materially with the operation, value or use of the Assets or (4) that would not be considered material when applying general industry standards or (B) operate to increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interest of Seller, so long as there is a proportionate increase in Seller’s Net Revenue Interest.

Section 3.03        Title Defect. The term “Title Defect,” as used in this Agreement, shall mean: (a) any encumbrance, encroachment, irregularity, defect in or objection to Seller’s ownership of any Asset (expressly excluding Permitted Encumbrances) that causes Seller not to have Defensible Title to such Asset or (b) any default by Seller under a lease, farmout agreement or other contract or agreement that would (i) have a material adverse affect on the operation, value or use of such Asset, (ii) prevent Seller from receiving the proceeds of production attributable to Seller’s interest therein or (iii) result in cancellation of Seller’s interest therein.

Section 3.04        Notice of Title Defects.

(a)	If Buyer discovers any Title Defect affecting any Asset, Buyer shall notify Seller as promptly as possible, but no later than the expiration of the Examination Period of such alleged Title Defect. To be effective, such notice must (i) be in writing, (ii) be received by Seller by 5:00 p.m. Central Standard Time on the expiration date of the Examination Period and (iii) describe the Title Defect in reasonable detail, to the extent then reasonably known by Buyer (including the estimated value of such Title Defect as determined by Buyer). Any matters that may otherwise constitute Title Defects, but of which Seller has not been notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes and shall constitute Permitted Encumbrances.

(b)	Upon the receipt of such effective notice from Buyer, Seller, at Seller’s option, shall (i) subject to Section 3.05(a), attempt to cure such Title Defect at any time prior to the Closing or (ii) exclude the affected Asset from the sale and reduce the Purchase Price by the Allocated Value of such affected Asset as set forth on Exhibit C.

(c)	The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in the Title Defect notices shall be determined based upon the criteria set forth below:

(7)

(i)	If the Title Defect is a lien upon any Asset, the Title Defect Value is the amount reasonably expected to be necessary to be paid to remove the lien from the affected Asset.

(ii)	If the Title Defect asserted is that the Net Revenue Interest attributable to any Well or unit or Well location is less than that stated in Exhibit C or the Working Interest attributable to any Well or unit or Well location is greater than that stated in Exhibit C, then the Title Defect Value shall take into account the relative change in the interest from Exhibit C and the appropriate Allocated Value attributed to such Asset.

(iii)	If the Title Defect represents an obligation, encumbrance, burden or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the affected Asset.

(iv)	If a Title Defect is not in effect or does not adversely affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value.

(v)	The Title Defect Value shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder.

(vi)	Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the Wells, units or other Assets affected thereby.

(vii)	Such other factors as are reasonably necessary to make a proper evaluation.

Section 3.05        Remedies for Title Defects.

(a)	With respect to each Title Defect that Seller does not cure on or before the Closing, except as otherwise provided in this Section 3.05, the Purchase Price shall be reduced by an amount equal to the Title Defect Value agreed upon in writing by Buyer and Seller or, if Buyer agrees, Seller shall indemnify Buyer pursuant to Section 14.04 against all costs which Buyer may incur in connection with such Title Defect. If any Title Defect is in the nature of an unobtained consent to assignment or other restriction on assignability, the provisions of Section 3.08 shall apply.

(8)

(b)	Except for those affected Assets which Seller elects to exclude from this transaction pursuant to Section 3.04(b)(ii), if on or before Closing the Parties have not agreed upon the validity of any asserted Title Defect or have not agreed on the Title Defect Value attributable thereto, either Party shall have the right to elect to have the validity of such Title Defect and/or such Title Defect Value determined by an Independent Expert pursuant to Section 16.03; provided that if the validity of any asserted Title Defect, or the Title Defect Value attributable thereto, is not determined before Closing, the affected Asset shall be excluded from the sale and the Purchase Price shall be reduced by the Allocated Value of such affected Asset as set forth on Exhibit C. Upon resolution of such dispute, the Allocated Value of that Asset less the Title Defect Value, if any, found to be attributable to such Title Defect shall, subject to this Section 3.05, be paid by Buyer to Seller and the Asset conveyed to Buyer, if that is part of the mutually agreed settlement.

(c)	Notwithstanding anything to the contrary in this Agreement, (i) if the value of a given individual Title Defect (or individual Title Benefit (as defined in Section 3.09(a)) does not exceed $50,000 then no adjustment to the Purchase Price shall be made for such Title Defect (or Title Benefit), (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Title Defects and Environmental Defects (as hereinafter defined) does not exceed three percent (3%) of the Purchase Price prior to any adjustments thereto, then no adjustment of the Purchase Price shall be made therefor and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Title Defects and Environmental Defects does exceed three percent (3%) of the Purchase Price prior to any adjustments thereto, then the Purchase Price shall only be adjusted by the amount of such excess.

Section 3.06        Termination of Participation Agreement. Intentionally omitted.

Section 3.07        Preferential Rights To Purchase. Schedule 3.07 lists all agreements containing a preferential right to purchase (the “Preference Rights”).

Section 3.08        Consents to Assignment. Seller shall use all reasonable efforts to obtain all necessary consents set forth on Schedule 5.11 from Third Parties to assign the Assets prior to the Closing (other than governmental approvals that are customarily obtained after the Closing) and Buyer shall use reasonable efforts to assist Seller with such efforts. If prior to the Closing, Seller fails to obtain a consent to assign that would invalidate the conveyance of the Asset affected by the consent to assign to Buyer or materially affect the value or use of the Asset, then Seller shall retain the affected Asset and the Purchase Price shall be reduced by the Allocated Value of the affected Asset. If such consent has been obtained as of the Final Settlement Date, then Seller shall convey the affected Asset to Buyer effective as of the Effective Time, subject to the same terms and conditions set forth in this Agreement, and Buyer shall pay Seller the Allocated Value of the affected Asset, in accordance with the terms and conditions of this Agreement. If such consent has not been obtained as of the Final Settlement Date, the affected Asset shall be excluded from the sale and the Purchase Price shall be deemed to be reduced by an amount equal to the Allocated Value of the affected Asset. For purposes of the foregoing, consent requirements that do not expressly (i) render transfer of the applicable Assets to Buyer void or voidable if such consent is not obtained, (ii) result in lease termination, or (iii) result in liquidated damages or otherwise materially affect the value or the use of the Asset, shall not be objectionable by Buyer and any such Assets shall be conveyed and paid for at Closing without regard to whether or not consents thereto are obtained. Buyer shall reasonably cooperate with Seller in obtaining any required consent including providing assurances of reasonable financial conditions, but Buyer shall not be required to expend funds or make any other type of financial commitments as a condition of obtaining such consent.

(9)

Section 3.09        Remedies for Title Benefits.

(a)	If either Party discovers any Title Benefit during the Examination Period affecting the Assets, it shall promptly notify the other Party in writing thereof on or before the expiration of the Examination Period. Subject to Section 3.05, Seller shall be entitled to an upward adjustment to the Purchase Price pursuant to Section 10.02(a)(iv) with respect to all Title Benefits in excess of $50,000 in an amount mutually agreed upon by the Parties; provided, that notwithstanding anything in this Agreement to the contrary (i) if the aggregate adjustment to the Purchase Price for Title Benefits determined in accordance with this Agreement does not exceed three percent (3%) of the Purchase Price prior to any adjustments thereto, then no adjustment of the Purchase Price shall be made therefor and (ii) if the aggregate adjustment to the Purchase Price for Title Benefits determined in accordance with this Agreement does exceed three percent (3%) of the Purchase Price prior to any adjustments thereto, then the Purchase Price shall only be adjusted by the amount of such excess. For purposes of this Agreement, the term “Title Benefit” shall mean Seller’s interest in any Subject Interest that is greater than or in addition to that set forth in Exhibit B (including, without limitation, a Net Revenue Interest that is greater than that set forth in Exhibit B) or Seller’s Working Interest in any Subject Interest that is less than the Working Interest set forth in Exhibit B (without a corresponding decrease in the Net Revenue Interest). Any matters that may otherwise constitute Title Benefits, but of which Buyer has not been specifically notified by Seller in accordance with the foregoing, shall be deemed to have been waived by Seller for all purposes.

(b)	If, with respect to a Title Benefit, the Parties are not deemed to have agreed on the amount of the upward Purchase Price Adjustment or have not otherwise agreed on such amount prior to the Closing Date, Seller or Buyer shall have the right to elect to have such Purchase Price Adjustment determined by an Independent Expert pursuant to Section 16.03. If the amount of such adjustment is not determined pursuant to this Agreement by the Closing, the undisputed portion of the Purchase Price with respect to the Asset affected by such Title Benefit shall be paid by Buyer at the Closing and, subject to Section 3.05, upon determination of the amount of such adjustment, any unpaid portion thereof shall be paid by Buyer to Seller.

(10)

Article IV
Environmental Matters

Section 4.01        Environmental Review.

(a)	Buyer shall have the right to conduct or cause a consultant (“Buyer’s Environmental Consultant”) to conduct an environmental review of the Assets and Seller’s records pertaining to the Assets (as set forth in Section 3.01) prior to the expiration of the Examination Period (“Buyer’s Environmental Review”). The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer. The scope of work comprising Buyer’s Environmental Review shall not include any intrusive test or procedure without the prior written consent of Seller. Buyer shall (and shall cause Buyer’s Environmental Consultant to): (i) consult with Seller before conducting any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Seller’s operations and (iii) comply with all applicable laws, rules, and regulations. Seller shall use commercially reasonable efforts to obtain any Third Party consents and otherwise cooperate with Buyer in conducting Buyer’s Environmental Review and any activities related thereto. Seller shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s Environmental Review. With respect to any samples taken in connection with Buyer’s Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Seller. The Parties shall execute a “common undertaking” letter regarding the confidentiality for the Environmental Review where appropriate. Buyer hereby agrees to release, defend, indemnify and hold harmless Seller from and against all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (including those resulting from Seller’s sole, joint, COMPARATIVE or concurrent negligence or strict liability) to the extent arising out of Buyer’s Environmental Review. Buyer hereby covenants and agrees that it will have at least $2,000,000 of general liability insurance to cover its indemnification hereunder prior to the commencement of the Environmental Review.

(b)	Unless otherwise required by applicable law, Buyer shall (and shall cause Buyer’s Environmental Consultant to) treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not (and shall cause Buyer’s Environmental Consultant to not) disclose any Environmental Information to any Governmental Authority or other Third Party without the prior written consent of Seller unless otherwise required by law. Unless otherwise required by law, prior to the Closing, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. If Buyer, Buyer’s Environmental Consultant, or any Third Party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall, as soon as reasonably practicable, provide Seller with good faith notice prior to any such disclosure so as to allow Seller to attempt to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, Buyer shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller. Buyer shall provide two (2) copies of the Environmental Information to Seller without charge.

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(c)	Buyer acknowledges that the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, hazardous substances, or naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Assets may contain NORM and other wastes or hazardous substances. NORM containing material and/or other wastes or hazardous substances may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, hazardous substances and NORM from the Assets.

Section 4.02        Environmental Definitions.

(a)	Environmental Defects. For purposes of this Agreement, the term “Environmental Defect” shall mean, with respect to any given Asset, any environmental condition that (i) constitutes, pursuant to Environmental Laws (as hereinafter defined) in effect as of the date of this Agreement in the jurisdiction in which such Asset is located, violation of such Environmental Laws or environmental permits, (ii) would reasonably be expected to constitute a violation of such Environmental Laws or environmental permits if investigated by a Governmental Authority (as hereinafter defined), regardless of whether Seller has been so notified or investigated by a Governmental Authority or (iii) would require remediation under such Environmental Laws (other than any plugging and abandonment and associated surface restoration obligations under any applicable Environmental Laws, except for any of the foregoing covered by clauses (i) or (ii)).

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(b)	Governmental Authority. For purposes of this Agreement, the term “Governmental Authority” shall mean, as to any given Asset, the United States and the state, county, parish, city and political subdivisions in which such Asset is located and that exercises jurisdiction over such Asset, and any agency, department, board or other instrumentality thereof that exercises jurisdiction over such Asset.

(c)	Environmental Laws. For purposes of this Agreement, the term “Environmental Laws” shall mean all laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to health or the environment as may be interpreted by applicable court decisions or administrative orders, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local laws.

(d)	Environmental Defect Value. For purposes of this Agreement, the term “Environmental Defect Value” shall mean, with respect to any Environmental Defect, the value, as of the Closing Date, of the estimated costs and expenses to correct such Environmental Defect in the most cost-effective manner reasonably available, consistent with Environmental Laws, taking into account that non-permanent remedies (such as mechanisms to contain or stabilize hazardous materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost-effective manner reasonably available.

Section 4.03        Notice of Environmental Defects.

(a)	If Buyer discovers any Environmental Defect affecting the Assets, Buyer shall notify Seller prior to the expiration of the Examination Period of such alleged Environmental Defect. To be effective, such notice must: (i) be in writing; (ii) be received by Seller prior to the expiration of the Examination Period and (iii) describe the Environmental Defect in reasonable detail, to the extent reasonably known by Buyer (including the estimated value of such Environmental Defect as determined by Buyer).

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(b)	Except for the matters described in Section 14.01(f) and Section 14.04(a) as it relates solely to Section 5.13, any matters that may otherwise constitute Environmental Defects, but of which Seller has not been notified by Buyer in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for all purposes and constitute an Assumed Obligation (as defined in Section 14.02). Upon the receipt of such effective notice from Buyer, Seller, at Seller’s option, shall (i) cure such Environmental Defect at any time prior to the Closing or (ii) exclude the affected Asset from the sale and reduce the Purchase Price by the Allocated Value of such affected Asset as set forth on Exhibit C, or (iii) may, with Buyer’s agreement, take any remedial action with respect to the alleged Environmental Defect and indemnify Buyer pursuant to Section 14.04 against all costs which Buyer may incur in connection with same.

Section 4.04        Remedies for Environmental Defects.

(a)	If any Environmental Defect described in a notice delivered in accordance with Section 4.03 is not cured on or before the Closing, and Seller has not elected to exclude the affected Assets from this sale or Buyer and Seller have not agreed for Seller to indemnify Buyer for the Environmental Defect, then the Purchase Price shall be reduced by the Environmental Defect Value of such Environmental Defect as agreed by the Parties.

(b)	If Buyer and Seller have not agreed as to the validity of any asserted Environmental Defect, or if the Parties have not agreed on the Environmental Defect Value therefor, and if Seller shall not have elected to exclude the affected Assets from this sale pursuant to Section 4.03(b)(ii), then either Party shall have the right to elect to have the validity of the asserted Environmental Defect, and/or the Environmental Defect Value for such Environmental Defect, determined by an Independent Expert pursuant to Section 16.03. If the validity of any such asserted Environmental Defect or the amount of any such Environmental Defect Value is not determined by the Closing, the Asset affected by such disputed Environmental Defect shall be excluded from the Closing and the Purchase Price paid at the Closing shall be reduced by the Allocated Value of that Asset. Upon resolution of such dispute, the Allocated Value of that Asset less the Environmental Defect Value, if any, found to be attributable to such Environmental Defect shall, subject to this Section 4.04, be paid by Buyer to Seller and the Asset conveyed to Buyer, if that is part of the mutually agreed settlement. Notwithstanding the foregoing, either Buyer or Seller shall have the right to exclude an Asset from the sale if the Environmental Defect Value exceeds the Allocated Value of the Asset(s) affected thereby.

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(c)	Notwithstanding anything to the contrary in this Agreement, (i) if the Environmental Defect Value for a given individual Environmental Defect does not exceed $50,000, then no adjustment to the Purchase Price shall be made for such Environmental Defect; (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Title Defects and Environmental Defects does not exceed three percent (3%) of the Purchase Price prior to any adjustments thereto, then no adjustment of the Purchase Price shall be made therefore and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Title Defects and Environmental Defects does exceed three percent (3%) of the Purchase Price prior to any adjustments thereto, then the Purchase Price shall only be adjusted by the amount of such excess.

Article V
Representations and Warranties of Seller

Seller represents and warrants and covenants to and with Buyer that:

Section 5.01        Seller’s Existence. Seller is a corporation duly organized, in good standing and validly existing under the laws of the State of Utah and is qualified to conduct business in the State of Texas. Seller has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted. Seller’s headquarters and principal offices are all located in Vancouver, British Columbia.

Section 5.02        Legal Power. Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a)	any provision of Seller’s articles of incorporation or other governing documents;

(b)	except for any preferential purchase rights and consents to assignment which constitute Permitted Encumbrances, any agreement or instrument to which Seller is a party or by which Seller or the Assets are bound that will materially adversely affect the Assets or the use, operation, or value thereof following the Closing; or

(c)	any judgment, order, ruling or decree applicable to Seller as a party in interest or any law, rule or regulation applicable to Seller that will materially adversely affect the Assets or the use, operation, or value thereof following the Closing.

Section 5.03        Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite partnership and/or limited liability company action on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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Section 5.04        Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise), and Seller shall indemnify Buyer with respect thereto.

Section 5.05        Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of Seller threatened against Seller or any of its affiliates.

Section 5.06        Suits. Except as shown on Schedule 5.06, there is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Seller’s knowledge, threatened against Seller or any of its affiliates with respect to the Assets or against any of the Assets.

Section 5.07        Royalties. All rentals, royalties and other payments due under the Subject Interests described in Exhibit A have been paid, except those amounts held in suspense by operator of the Subject Interests.

Section 5.08        Taxes.

(a)	Each material Tax Return required to be filed by Seller with respect to the Assets has been timely and properly filed under applicable laws and all material Taxes due and owed by Seller relating to the Assets have been timely and properly paid.

(b)	Except as set forth on Schedule 5.08(b), none of the Assets are subject to or owned by any tax partnership (other than Seller) requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code.

(c)	Except as set forth on Schedule 5.08(c), the Assets are not subject to any lien for Taxes, other than for current period Taxes not yet due and payable.

(d)	Neither Seller nor any of its affiliates has received written notice of any pending claim with respect to the Assets from any taxing authority for assessment of Taxes, and there are no ongoing audits, suits, proceedings, assessments, reassessments, deficiency claims or other claims relating to any Taxes with respect to the Assets by any applicable taxing authority.

(e)	Neither Seller nor any of its affiliates have waived any statute of limitations in respect of Asset Taxes, nor has Seller or any of its affiliates agreed to any extension of time with respect to any Asset Tax assessment or deficiency.

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Section 5.09        Contracts. Schedule 5.09 sets forth a list of all material Contracts that exist as of the date of this Agreement (the “Material Contracts”). As of the Closing Date, except as set forth on Schedule 5.09, Seller and its affiliates are not in material breach of, or material default under, and to the knowledge of Seller, no other Person is in material breach of, or material default under, any Material Contract, and there does not exist under any provision thereof, to the knowledge of Seller, any event that, with the giving of notice or the lapse of time or both, would constitute such a material breach or material default by any Person. For the purposes of this Agreement, “Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

Section 5.10        No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller will (i) conflict with or result in any breach of any provision of the articles of incorporation or other governing documents of Seller; (ii) be rendered void or ineffective by or under the terms, conditions or provisions of any agreement, instrument or obligation to which Seller is a party or is subject; (iii) result in a default under the terms, conditions or provisions of any Asset (or of any agreement, instrument or obligation relating to or burdening any Asset); or (iv) violate or be rendered void or ineffective under any law, other than, in the case of the matters described in clauses (ii), (iii) and (iv) of this Section 5.10, the matters referenced in Section 5.11 and such conflicts, breaches, violations, defaults or other events as will not have a material adverse effect on the value of the Assets, taken as a whole.

Section 5.11        Consents; Preferential Rights. Except for (i) consents or approvals of, or filings with, any applicable Governmental Authorities in connection with assignments of the Assets which are not customarily obtained prior to the assignment of the Assets, (ii) Preference Rights and (iii) the consents, filings or notices expressly described and set forth on Schedule 5.11, no material consent, approval, authorization or permit of, or filing with or notification to, any Third Party is required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller. All agreements containing a Preference Right are set forth in Schedule 3.07.

Section 5.12        Compliance with Laws. Except with respect to (i) matters set forth on Schedule 5.12 and (ii) compliance with laws concerning taxes (as to which certain representations and warranties are made pursuant to Section 5.08), Seller has no knowledge of any material violation by Seller or any of its affiliates of any law applicable to the Assets.

Section 5.13        Wells. Except as set forth on Schedule 5.13, there is no Well included in the Assets that:

(i) Seller or any of its affiliates is obligated on the date of this Agreement by law or agreement to cause to be immediately plugged and abandoned; and

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(ii) to the knowledge of Seller, has been plugged and abandoned other than in compliance in all material respects with law.

Section 5.14        Proposed Operations or Expenditures. Except as set forth on Schedule 5.14, as of the date of this Agreement, there are no outstanding authorities for expenditure or other commitments to conduct any operations or expend any amount of money on or with respect to the Assets which are binding on Seller or any of its affiliates or the Assets and will be binding on Buyer after the Closing and which Seller reasonably anticipates will require the expenditure of money in excess of $100,000.00 per item (net to Seller’s interest).

Section 5.15        Status of Seller. Seller is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.16        Suspense Funds. No funds are held in suspense by Seller or any of its affiliates as of the date hereof that are attributable to the Assets.

Section 5.17        Imbalances. Except as set forth on Schedule 12.01, there are no well or gas imbalances associated with the Assets as of the Effective Time.

Section 5.18        Seller’s Knowledge. For purposes of this Agreement, the term “Seller’s knowledge” or words of similar import shall mean and refer solely to the actual knowledge of the following representatives of Seller without duty of investigation or inquiry on the part of any of them: Colin Watt.

Section 5.19        Affiliate Transactions. Except for the operating agreements described on Schedule 5.09, none of the Material Contracts are between Seller, on the one hand, and any affiliate of Seller, on the other hand, other than any such Material Contracts that will be terminated at or prior to Closing.

Section 5.20        Governmental Licenses. To Seller’s knowledge and except as set forth on Schedule 5.20, each consent, license, permit, grant or other authorization from any Governmental Authority (a) pursuant to which Seller (or any of its affiliates) currently operates or holds any interest in any of the Assets or (b) which is required for the operation of the Assets as currently conducted or currently contemplated to be conducted or the holding of any interest (collectively, the “Seller Permits”) has been issued or granted to the Seller (or any of its affiliates). The Seller Permits are in full force and effect and constitute all Seller Permits required to permit Seller (or any of its affiliates) to operate the Assets for which Seller (or any of its affiliates) is the operator or to conduct its business in respect of, or hold any interest in, the Assets.

Article VI
Representations and Warranties of Buyer

Buyer represents and warrants and covenants to and with Seller that:

Section 6.01        Buyer’s Existence. Buyer is a limited partnership, duly organized and validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business in the State of Texas. Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

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Section 6.02        Legal Power. Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a)	any provision of Buyer’s limited partnership agreement or other governing documents;

(b)	any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

(c)	any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law, rule or regulation applicable to Buyer.

Section 6.03        Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite limited liability company action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.04        Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise), and Buyer shall indemnify Seller with respect thereto.

Section 6.05        Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of Buyer threatened against Buyer or any affiliate of Buyer.

Section 6.06        Suits. There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer that has materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated herein.

Section 6.07        Qualifications. Buyer is qualified with all applicable Governmental Authorities to own and operate the Assets and has all necessary bonds to own and operate the Assets.

Section 6.08        Investment. Prior to entering into this Agreement, Buyer has relied solely on this Agreement and was advised by its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof. Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities law, rule, regulation or order. Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities and could not be transferred without registration under applicable state and federal securities laws or the availability of an exemption from such registration.

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Section 6.09        Funds. Buyer will have arranged to have available by the Closing Date sufficient funds to enable Buyer to pay in full the Purchase Price as herein provided and otherwise to perform its obligations under this Agreement.

Article VII
Seller’s Conditions to Close

The obligations of Seller to consummate the transaction provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions (except those which by their nature are, or will be, satisfied at the Closing):

Section 7.01        Representations. The representations and warranties of Buyer herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

Section 7.02        Performance. Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 7.03        Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 7.04        Purchase Price. Buyer shall have delivered to Seller the Purchase Price, as the same may be adjusted hereunder, in accordance with the provisions of Article II.

Section 7.05        Title and Environmental. The aggregate amount to be deducted from the Purchase Price at the Closing as determined by the Parties on account of Title Defects, Environmental Defects and Casualty Losses, and the Allocated Value of the Assets (or portion thereof) to be excluded on account of preferential purchase rights and consents shall not exceed twenty percent (20%) of the Purchase Price.

Section 7.06        Execution and Delivery of the Closing Documents. Buyer shall have executed, acknowledged and delivered, as appropriate, to Seller all closing documents described in Section 10.05.

Article VIII
Buyer’s Conditions to Close

The obligations of Buyer to consummate the transaction provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions (except those which by their nature are, or will be, satisfied at the Closing):

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Section 8.01        Representations. The representations and warranties of Seller herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

Section 8.02        Performance. Seller shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 8.03        Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 8.04        Execution and Delivery of the Closing Documents. Seller (or its affiliates) shall have executed, acknowledged and delivered, as appropriate, to Buyer all closing documents described in Section 10.04.

Section 8.05        Title and Environmental. The aggregate amount to be deducted from the Purchase Price at the Closing as determined by the Parties on account of Title Defects, Environmental Defects and Casualty Losses, and the Allocated Value of the Assets (or portion thereof) to be excluded on account of preferential purchase rights and consents shall not exceed 20 percent (20%) of the Purchase Price.

Section 8.06        Letter Regarding Financial Statements. Seller shall have delivered to Buyer the letter required by Section 17.16 regarding impracticability of preparation of carved out financial statements.

Article IX
Tax Matters

Section 9.01        Transfer Taxes. Buyer and Seller expect that this transaction will not be subject to any sales, use, transfer or similar Taxes (“Transfer Taxes”) because the transaction is a transfer of realty and the transfer of tangible personal property, if any, is incidental to the transfer of realty.  Accordingly, no Transfer Taxes will be collected at Closing from Buyer in connection with this transaction.  Seller and Buyer agree to cooperate with each other in attempting to demonstrate that the requirements for any exemption from such Taxes have been met. To the extent any Transfer Taxes or recording fees are nevertheless incurred by or imposed with respect to the transfer of the Assets to Buyer pursuant to this Agreement, such Transfer Taxes or recording fees shall be solely the responsibility of Buyer. Buyer and Seller shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes and recording fees. For the avoidance of doubt, Seller shall retain all liability for and shall pay all income Tax, franchise Tax and similar Taxes imposed on any income or gain realized by Seller pursuant to the transactions contemplated in this Agreement.

Section 9.02        Asset Taxes. Seller shall retain responsibility for and bear all Asset Taxes for (A) any period ending prior to the Effective Time and (B) the portion of any Straddle Period that ends immediately prior to the Effective Time. All Asset Taxes with respect to the ownership or operation of the Assets arising on or after the Effective Time shall be allocated to and borne by Buyer. For purposes of allocation between Seller and Buyer of Asset Taxes that are payable with respect to Straddle Periods, the portion of any such Taxes that are attributable to the portion of the Straddle Period that ends immediately prior to the Effective Time shall (i) in the case of Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis such as severance or production Taxes, be deemed equal to the amount that would be payable if the tax year or period ended immediately prior to the Effective Time; and (ii) in the case of other Asset Taxes, be deemed equal to the product of (1) the amount of such Asset Taxes multiplied by (2) the quotient of the number of days in the portion of such Straddle Period ending on the day immediately prior to the day on which the Effective Time occurs, divided by the total number of days in such Straddle Period. To the extent the actual amount of Asset Taxes is not determinable at Closing or at the time the Final Statement is prepared, as applicable, Buyer and Seller shall utilize the most recent information available in estimating the amount of Asset Taxes for purposes of Sections 10.02(a)(ii), 10.02(b)(iii), and 12.02. If, at the time the actual amount of an Asset Tax is determined, the amount of such Asset Tax paid by Seller, plus, if applicable, the amount of any adjustment to the Purchase Price with respect to such Asset Tax made pursuant to Section 10.02(b)(iii) and Section 12.02 minus, if applicable, the amount of any adjustment to the Purchase Price with respect to such Asset Tax made pursuant to Section 10.02(a)(ii) and Section 12.02 is (x) less than Seller’s share of the actual amount of such Asset Tax determined pursuant to the foregoing provisions of this Section 9.02, then Seller shall promptly pay Buyer an amount equal to such difference or (y) more than Seller’s share of the actual amount of such Asset Tax, determined pursuant to the foregoing provisions of this Section 9.02, then Buyer shall promptly pay Seller an amount equal to such difference.

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Section 9.03        Purchase Price Allocation. Seller and Buyer shall cooperate in the preparation of Internal Revenue Service Form 8594 pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder, to report the allocation of the Purchase Price, the Assumed Obligations and any other items constituting consideration for applicable income Tax purposes (to the extent known at such time) among the Assets and in a manner that is, to the maximum extent possible, consistent with the allocation set forth in Exhibit C (the “Purchase Price Allocation”). Buyer and Seller agree to amend the Purchase Price Allocation to reflect adjustments to the Purchase Price and to report the transactions contemplated by this Agreement consistently with the Purchase Price Allocation, as adjusted by the Parties, on any Tax Return, and will not assert, and will cause their affiliates not to assert, in connection with any Tax audit or other proceeding with respect to Taxes, any asset values or other items inconsistent with the amounts set forth in the Purchase Price Allocation except with the agreement of the other Parties or as required by applicable law.

Section 9.04        Tax Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller and the Buyer agree to retain all books and records with respect to tax matters pertinent to the Assets relating to any tax period beginning before the Effective Time until the expiration of the statute of limitations of the respective tax periods and to abide by all record retention agreements entered into with any taxing authority.

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Section 9.05        754 Elections. Seller shall, prior to the Closing, (i) cause each Asset that is classified as (or treated as being held by) a partnership (other than Seller) for federal income tax purposes to either (x) have in effect an election under Section 754 of the Internal Revenue Code for any taxable year that includes the Closing Date or (y) obtain all necessary consents therefor; and (ii) provide evidence satisfactory to Buyer thereof.

Section 9.06        Tax Definitions.

(a)	“Asset Taxes” means all ad valorem, property, excise, severance, production or similar Taxes (including any interest, fine, penalty or addition to Tax imposed by a taxing authority in connection with such Taxes) based upon operation or ownership of the Assets or the production of Hydrocarbons therefrom but excluding, for the avoidance of doubt, (a) income, capital gains, franchise and similar Taxes and (b) Transfer Taxes.

(b)	“Straddle Period” shall mean any tax period beginning before and ending after the Effective Time.

(c)	“Tax” or “Taxes” means (i) all taxes, assessments, fees, and other charges of any kind whatsoever imposed by any taxing authority, including any federal, state, local and/or foreign income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution tax, production tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, ad valorem tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, (ii) any interest, fine, penalty or additions to tax imposed by a taxing authority in connection with any item described in clause (i), and (iii) any liability in respect of any item described in clauses (i) or (ii) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.

(d)	“Tax Return” shall mean any report, return, information statement, schedule, attachment, payee statement or other information required to be provided to any taxing authority with respect to Taxes or any amendment thereof, including any return of an affiliated, combined or unitary group, and any and all work papers relating to any Tax Return.

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Article X
The Closing

Section 10.01    Time and Place of the Closing. If the conditions referred to in Articles VII and VIII of this Agreement have been satisfied or waived in writing, the transactions contemplated by this Agreement (the “Closing”) shall take place on December 28, 2012 (the “Closing Date”) at the offices of CrownRock, L.P. at 303 Veterans Air Park Lane, Suite 5100, Midland, Texas 79705, or at such other time and place as may be designated in writing by Buyer and Seller.

Section 10.02    Adjustments to Purchase Price at the Closing.

(a)	The Purchase Price shall be increased by the following amounts:

(i)	The proceeds of production of Hydrocarbons attributable to the Assets before the Effective Time and received by Buyer, plus to the extent proceeds thereof are or will be received by Buyer, an amount equal to the value of all Hydrocarbons attributable to the Assets that, at the Effective Time, are owned by Seller and are in storage above the pipeline connection based upon the price for which such production is sold (net of all royalties to be paid by or on behalf of Buyer with respect thereto);

(ii)	Asset Taxes prorated to Buyer pursuant to Section 9.02, but paid by Seller before Closing;

(iii)	The amount of all Property Expenses incurred in the ordinary course of business attributable to the Assets from and after the Effective Time and paid or payable by Seller, subject to the terms hereof;

(iv)	all upward Purchase Price adjustments for Title Benefits determined in accordance with Article III; and

(v)	any other amount subject to an upward Purchase Price adjustment provided for in this Agreement or agreed upon by Buyer and Seller.

(b)	The Purchase Price shall be decreased by the following amounts:

(i)	The proceeds of production of Hydrocarbons attributable to the Assets occurring from and after the Effective Time and received by Seller (net of all royalties to be paid by or on behalf of Seller with respect thereto);

(ii)	The amount of all Property Expenses incurred in the ordinary course of business attributable to the Assets prior to the Effective Time and paid or payable by Buyer;

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(iii)	Asset Taxes prorated to Seller pursuant to Section 9.02 that are not paid by Seller prior to Closing (which prorated Asset Taxes so deducted from the Purchase Price shall be the sole obligation of Buyer following Closing);

(iv)	the Allocated Value of any Subject Interest excluded from sale due to failure to obtain consent pursuant to Section 3.08;

(v)	all downward Purchase Price Adjustments for Title Defects and Environmental Defects determined in accordance with Article III and Article IV;

(vi)	any other amount subject to a downward Purchase Price Adjustment provided for in this Agreement or agreed upon by Buyer and Seller; and

(vii)	an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of working interests, royalties, overriding royalties and other similar interests (in each case) that are held in suspense or escrow by Seller as of the Closing Date.

(c)	For purposes of Sections 10.02(a) and (b), “Property Expenses” shall mean all costs and expenses (other than Taxes) that are incurred in the ordinary course of business in the ownership or operation of the Assets, including, without limitation, all drilling costs, all capital expenditures and all regular overhead charges under applicable Third Party operating agreements.

(d)	The adjustments described in Sections 10.02(a) and (b) are hereinafter referred to as the “Purchase Price Adjustments.”

Section 10.03    Closing Statement. Not later than three (3) calendar days prior to the Closing Date, Seller shall prepare a statement of the estimated Purchase Price Adjustments taking into account the foregoing principles (the “Statement”). Within two (2) calendar days of receipt of the Statement, Buyer will deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Statement. Such Statement, as agreed upon by the Parties, will be used to determine the Purchase Price payable by Buyer to Seller at the Closing pursuant to Section 10.05(a); provided that if the Parties do not agree upon a Purchase Price Adjustment set forth in the Statement, then the amount of such Purchase Price Adjustment used to determine the Purchase Price payable by Buyer to Seller at the Closing pursuant to Section 10.05(a) shall be the amount set forth in the draft Statement delivered to Buyer, subject to final adjustment and resolution pursuant to Section 12.02. Prior to or at the Closing, Buyer and Seller will execute and deliver to each other the final Statement as prepared in accordance with the terms hereof.

Section 10.04    Actions of Seller at the Closing.

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At the Closing, Seller shall:

(a)	execute, acknowledge and deliver to Buyer original copies of the assignment substantially in the form as set forth in Exhibit D of this Agreement (the “Assignment”) in sufficient counterparts for recordation in each of the counties in which the Leases and Wells are located and such other instruments (in form and substance mutually agreed upon by Buyer and Seller) as may be reasonably necessary to convey the Assets to Buyer;

(b)	execute, acknowledge and deliver to Buyer letters in lieu of transfer or division orders directing all purchasers of production from the Subject Interests to make payment of proceeds attributable to such production to Buyer from and after the Effective Time as reasonably requested by Buyer prior to the Closing Date;

(c)	deliver to Buyer possession of the Assets;

(d)	execute and deliver to Buyer a certificate of non-foreign status of Seller meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(e)	execute and deliver the Statement;

(f)	execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby; and

(g)	deliver to Buyer appropriate releases in recordable form of any financing liens upon the Assets, duly executed by the lender(s) of record in form and substance reasonably satisfactory to Buyer.

Section 10.05    Actions of Buyer at the Closing.

At the Closing, Buyer shall:

(a)	deliver to Seller the Purchase Price (as adjusted pursuant to the provisions hereof) by wire transfer to an account designated in writing by Seller;

(b)	execute and deliver the Statement;

(c)	take possession of the Assets; and

(d)	execute, acknowledge and deliver the Assignment and any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

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Article XI
Termination

Section 11.01    Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a)	by mutual written consent of the Parties;

(b)	by Seller on the Closing Date if the conditions set forth in Article VII have not been satisfied in all material respects by Buyer or waived by Seller in writing by the Closing Date;

(c)	by Buyer on the Closing Date if the conditions set forth in Article VIII have not been satisfied in all material respects by Seller or waived by Buyer in writing by the Closing Date;

(d)	by either Party, if the Closing shall not have occurred on or before December 31, 2012;

(e)	by either Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein;

(f)	by either Party if (i) the aggregate amount of the Purchase Price Adjustments agreed upon between the Parties or otherwise finally determined pursuant to this Agreement with respect to all uncured Title Defects (net of the aggregate amount of the Purchase Price Adjustments for all Title Benefits agreed by the Parties) plus (ii) the aggregate amount of the Environmental Defect Values agreed upon between the Parties or otherwise finally determined pursuant to this Agreement with respect to all Environmental Defects, exceeds twenty percent (20%) of the Purchase Price;

(g)	by Buyer in accordance with Section 13.05(c); or

(h)	as otherwise provided herein;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), or (d) above if such Party is at such time in material breach of any provision of this Agreement.

Section 11.02    Effect of Termination. In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01 then, except as set forth in Section 11.03, this Agreement (other than the provisions hereof which survive by their terms) shall be null and void and no Party shall have any further rights, liabilities or obligations under this Agreement.

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Section 11.03    Termination Remedies. If all conditions precedent to the obligations of Buyer set forth in Article VII, or of Seller set forth in Article VIII, (such Party that has satisfied its conditions precedent, the “Performing Party”) have been met and the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of the failure of Buyer or Seller to perform any of its material obligations hereunder or the breach of any representation herein by Buyer or Seller (such party that has not satisfied its conditions precedent, the “Breaching Party”) and the Performing Party has performed all of its material obligations hereunder and has not breached any representation herein, then in such event, the Performing Party shall have the option to terminate this Agreement and pursue remedies that might be available to it at law. Additionally, in lieu of terminating this Agreement, the Performing Party shall have the right of specific performance of this Agreement against the Breaching Party.

Section 11.04    Attorneys’ Fees, Etc. If either Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled. Notwithstanding anything to the contrary in this Agreement, in no event shall either Party be entitled to receive any punitive, indirect or consequential damages unless same are a part of a Third Party claim for which a Party is seeking indemnification hereunder, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY.

Article XII
Post Closing Obligations

Section 12.01    Gas Imbalances. Buyer and Seller agree that the net gas imbalance attributable to the Assets as of the Effective Time is believed to be that which is set forth on Schedule 12.01 (the “Agreed Imbalance”), notwithstanding that the actual imbalance may be less or greater. Buyer and Seller shall verify the actual net gas imbalance in the post-closing accounting pursuant to Section 12.02 and any imbalance shall be accounted for between the parties at the price of $2.45 per MMBTU but only as to those volumes which exceed or are less than the Agreed Imbalance. Such settlement shall be final and neither party thereafter shall make claim upon the other concerning the gas imbalances of the Assets. BUYER HEREBY ASSUMES ALL RIGHTS AND LIABILITIES RELATING TO GAS IMBALANCES DISCOVERED AFTER THE FINAL STATEMENT INCLUDING ANY REVENUE ADJUSTMENT CAUSED BY SUCH SUBSEQUENTLY DISCOVERED IMBALANCE AND AGREES TO DEFFEND AND INDEMNIFY SELLER FROM AND AGAINST ANY CLAIM BY ANYONE ARISING OUT OF SUCH GAS IMBALANCES REGARDLESS OF SELLER’S NEGLIGENCE OR FAULT (INCLUDING STRICT LIABILITY).

Section 12.02    Final Statement.

(a)	On or before 180 days after the Closing Date, Seller shall prepare and deliver to Buyer a post-closing statement setting forth a detailed calculation of all post-Closing Purchase Price Adjustments and supporting documentation pursuant to Section 10.02 (the “Final Statement”). The Final Statement shall include any adjustment, estimate or payment which was not finally determined as of the Closing Date and any amount to be accounted for pursuant to Section 12.01. To the extent reasonably required by Seller, Buyer shall assist in the preparation of the Final Statement. Seller shall provide Buyer such data and information as Buyer may reasonably request supporting the amounts reflected on the Final Statement in order to permit Buyer to perform or cause to be performed an audit. The Final Statement shall become final and binding upon the parties on the thirtieth (30th) calendar day following receipt thereof by Buyer (the “Final Settlement Date”) unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the Dispute (as defined in Section 16.01) evidenced by the Notice of Disagreement in accordance with Article XVI.

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(b)	Within five (5) calendar days after the Final Settlement Date, Seller shall pay to Buyer or Buyer shall pay to Seller in immediately available funds the net amount due upon (i) the undisputed Final Statement or (ii) resolution of any Dispute regarding a Notice of Disagreement, the revised Final Statement reflecting such resolutions, which the Parties shall issue, or cause the Independent Expert or arbitrators to issue, as applicable, following such resolution.

Section 12.03    Financial Statements. Seller shall, no later than seventy-five (75) calendar days after the Closing, provide the Financial Statements to Buyer.

Section 12.04    Further Cooperation. Seller shall make the Records available to be picked up by Buyer at the offices of Seller during normal business hours within five (5) calendar days after the Closing to the extent the Records are in the possession of Seller and are not subject to contractual restrictions on transferability. Seller shall have the right to retain copies of any of the Records pursuant to the rights granted under Section 17.03.

After the Closing Date, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder.

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Article XIII
Operation of the Assets

Section 13.01    Operations after Effective Time. Seller agrees, from and after the date hereof until the Closing, except as expressly contemplated by this Agreement, as expressly consented to in writing by Buyer, or in situations wherein emergency action is taken in the face of risk to life, property or the environment, to, or to attempt to cause the operator of the Assets to:

(a)	operate the Assets in the usual, regular and ordinary manner consistent with past practice and in compliance with law in all material respects;

(b)	maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of each such Person;

(c)	not enter into a contract, or materially amend or change the terms of any such contract that would involve individual commitments of more than $100,000 or enter into any other material contract;

(d)	not plug or abandon any Well located on the Assets without Buyer’s prior written consent;

(e)	not transfer, sell, mortgage, pledge or dispose of any of the Assets other than the sale and/or disposal of Hydrocarbons in the ordinary course of business and, upon advance written notice to Buyer, sales of equipment that is no longer necessary in the operation of the Assets or for which comparable replacement equipment has been obtained and installed or create or suffer to exist any lien on the Assets other than a lien that is a Permitted Encumbrance;

(f)	preserve in full force and effect and not waive, amend, change, revise or otherwise all oil and gas leases, operating agreements, easements, rights-of-way, permits, licenses and agreements that relate to the Assets;

(g)	not grant or create any Preferential Purchase Right or other transfer restriction with respect to the Assets;

(h)	not elect to go non-consent with respect to any operation with respect to the Assets;

(i)	submit to Buyer for prior written approval, all requests for operating or capital expenditures relating to the Assets that involve individual commitments of more than $100,000;

(j)	maintain any bonds, insurance, letters of credit, guarantees or deposits with any Governmental Authorities or any other Third Parties required or necessary for the operation of the Assets;

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(k)	maintain any consent, license, permit, grant or other authorization from any Governmental Authority required or necessary for the operation of the Assets; and

(l)	obtain Buyer’s written approval prior to voting under any operating, joint venture, partnership or similar agreement, which approval shall not be unreasonably withheld or delayed.

Section 13.02    Limitations on the Operational Obligations and Liabilities of Seller.

(a)	From and after the date of execution of this Agreement and until the Closing, and subject to the provisions of applicable operating and other agreements, Seller shall (or attempt to cause the operator of the Assets to) operate the Assets in a manner consistent with its past practices, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement.

(b)	Buyer acknowledges that Seller owns undivided interests in some or all of the Assets, and Buyer agrees that the acts or omissions of the other working interest owners shall not constitute a violation of the provisions of this Article XIII, nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interests in a manner that complies with the provisions of this Article XIII.

Section 13.03    No Liability of Seller. Notwithstanding anything to the contrary in this Article XIII, Seller shall have no liability to Buyer for, and Buyer hereby agrees to release, defend, indemnify and hold harmless Seller from, the incorrect payment of delay rentals, royalties, shut-in royalties or similar payments or for any failure to pay any such payments through mistake or oversight (including those resulting from Seller’s sole, joint, COMPARATIVE or concurrent negligence or strict liability) provided that such payments relate to production months after the Effective Time. In no event shall Buyer’s remedy for any Seller’s breach of its obligations under this Article XIII exceed the Allocated Value of the Assets affected by such breach.

Section 13.04    Operation of the Assets After the Closing. Intentionally omitted.

Section 13.05    Casualty Loss.

(a)	Except as provided in this Section 13.05, Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets from the date of this Agreement until the Closing, including with respect to the depletion of Hydrocarbons, the watering-out of any Well, the collapse of casing, sand infiltration of Wells, and the depreciation of personal property.

(b)	If after the date of this Agreement and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat thereof and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such destruction or taking without reduction of the Purchase Price, but subject to Section 13.05(c).

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(c)	Notwithstanding Section 13.05(a), in the event of any loss described in Section 13.05(b), at the Closing, Buyer shall have the option to: (i) exclude the affected Asset from the sale and reduce the Purchase Price by the Allocated Value of such affected Asset as set forth on Exhibit C or (ii) include the affected Asset in the sale, in which event Seller shall pay to Buyer all sums paid to Seller by Third Parties by reason of the destruction or taking of such Assets (up to the Allocated Value thereof), including any sums paid pursuant to any policy or agreement of insurance or indemnity, and shall assign, transfer and set over unto Buyer all of the rights, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from Third Parties, including any policy or agreement of insurance or indemnity, arising out of such destruction or taking (up to the Allocated Value thereof). Notwithstanding anything to the contrary in this Section 13.05, other than as provided in any joint operating agreement to which any of the Assets are subject, Seller shall not be obligated to carry or maintain, and shall have no obligation or liability to Buyer for its failure to carry or maintain, any insurance coverage with respect to any of the Assets. Notwithstanding anything to the contrary contained in this Section 13.05, should the uncompensated loss exceed twenty percent (20%) of the Purchase Price, Buyer shall have the option to terminate this Agreement.

Section 13.06    Operatorship. Seller makes no representation and/or warranty to Buyer as to the transferability or assignability of operatorship of such Wells, but Seller shall and shall cause its affiliates to, cooperate with Buyer and use its commercially reasonable efforts to cause operatorship of the Wells and Leases to be transferred to Buyer. Buyer acknowledges that the rights and obligations associated with such wells are governed by applicable agreements and that operatorship will be determined by the terms of those agreements.

Section 13.07    Records. Seller shall, and shall cause its affiliates to, provide Buyer with all accounting records and information relating to the Assets for the period from the Effective Time to the Closing Date, including all revenue and joint interest billing information and well master information.

Section 13.08    Administrative Duties and Other Obligations. Seller and its affiliates shall complete all administrative duties and other obligations pertaining to the production of minerals from the Assets up to the Closing Date, including without limitation, the filing of all state production and environmental reports, payment of all production severance taxes and the filing of all severance tax reports, the calculation and payment of all royalties due, the calculation and payment of all Third Party production, and/or the calculation of payments in kind information, if applicable, and preparation of the revenue run for the calendar month immediately preceding the calendar month in which the Closing occurs.

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Article XIV
Obligations and Indemnification

Section 14.01    Retained Obligations. Provided that the Closing occurs, Seller shall retain (a) all obligations and liabilities of Seller for the payment or improper payment of royalties, rentals and other similar payments under the Leases relating to the Subject Interests to the extent attributable to periods prior to the Effective Time; (b) all obligations of Seller under the Contracts for (i) overhead charges related to periods prior to the Effective Time, (ii) costs and expenses incurred prior to the Effective Time for goods and services provided prior to the Effective Time and (iii) other payment obligations that accrue and become due prior to the Effective Time; (c) all liability of Seller to Third Parties for personal injury or death to the extent occurring prior to the Effective Time as a result of the operation of the Assets; (d)(i) any and all income Taxes, franchise Taxes and similar Taxes imposed by any applicable law on Seller or any of its affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (ii) Asset Taxes allocable to Seller pursuant to Section 9.02 taking into account, and without duplication of, such Asset Taxes effectively borne by Seller pursuant to Section 10.02(b)(iii) or Section 12.02, (iii) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets, and (iv) and any all other Taxes imposed on or with respect to the ownership or operation of the Assets for any tax period (or portion thereof) ending before the Effective Time; (e) all litigation existing as of the Closing Date, to the extent it relates to the period of time prior to the Effective Time; (f) any offsite disposal of hazardous materials by Seller from the Subject Interests to offsite locations occurring prior to the Effective Time; (g) Seller’s employment relationship with its employees and Seller’s employee benefit plans; (h) all liability of Seller under any credit facilities; (i) all liability of Seller under any hedging, swap, put, call, collar, future, derivative or similar arrangement; and (j) the Excluded Assets (collectively, the “Retained Obligations”, and the items specified in (c), (d), (f), (g), (h), (i), (j) and (k) herein, the “Specified Retained Obligations”).

Section 14.02    Assumed Obligations. Provided that the Closing occurs, subject to Buyer’s indemnification rights under Section 14.04, Buyer hereby assumes all duties, obligations and liabilities of every kind and character of Seller with respect to the Assets or the ownership or operation thereof (other than the Retained Obligations), attributable to periods before and after the Effective Time, including, without limitation, those arising out of (a) the terms of the Easements, Contracts, Leases, Personal Property or Subject Interests comprising part of the Assets, (b) Gas Imbalances, (c) suspense accounts, (d)(i) Asset Taxes allocable to Buyer pursuant to Section 9.02 taking into account, and without duplication of, such Asset Taxes effectively borne by Buyer pursuant to Section 10.02(a)(ii) or Section 12.02 and (ii) the Transfer Taxes, if any, allocable to Buyer pursuant to Section 9.01, (e) the condition (including, without limitation, environmental condition) of the Subject Interests regardless of whether such condition arose before or after the Effective Time, (f) obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets, (g) obligations to restore the surface of the Subject Interests and obligations to remediate or bring the Subject Interests into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Subject Interests) regardless of whether such obligations or conditions or event giving rise to such obligations arose, occurred or accrued before or after the Effective Time and (h) any other duty, obligation, event, condition or liability assumed by Buyer under the terms of this Agreement (collectively, the “Assumed Obligations”). Buyer’s obligations under this Section 14.02 shall survive the Closing without time limitation.

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Section 14.03    Buyer’s Indemnification. Provided that the Closing occurs, except for matters for which Seller has an indemnification obligation hereunder, Buyer shall release, defend, indemnify and hold harmless Seller, its partners, and their respective officers, directors, employees, agents, partners, representatives, members, shareholders, affiliates, subsidiaries, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all claims, damages, liabilities, losses, causes of action, costs and expenses (including, without limitation, those involving theories of negligence or strict liability and including court costs and attorneys’ fees) (collectively, the “Losses”) to the extent resulting from or arising out of, (a) the Assumed Obligations, (b) any breach by Buyer of any of Buyer’s representations and warranties contained in Article VI or (c) any breach by Buyer of its covenants hereunder, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNITEES. Buyer’s indemnification obligation under Section 14.03(b) and Section 14.03(c) (other than as applicable to breaches of Buyer under Sections 3.05(b), 3.08, 4.04(b), Article IX, 10.02, 10.03, 10.05(a), Article XII, Article XVII and Article XVI only) shall apply only if Seller has provided Buyer with written notice claiming indemnification under those provisions within twelve (12) months following Closing and (2) shall only apply after a deductible percentage of two percent (2%) of the Purchase Price, and then only to the extent of the excess of the claims above the two percent (2%) deductible of the Purchase Price and (3) shall never exceed a maximum aggregate sum of fifteen percent (15%) of the Purchase Price, inclusive of attorneys’ fees and all other expenses of litigation.

Section 14.04    Seller’s Indemnification. Provided that the Closing occurs, Seller shall release, defend, indemnify and hold harmless Buyer, its partners, and their respective officers, directors, employees, agents, partners, representatives, members, shareholders, affiliates, subsidiaries, successors and assigns (collectively, the “Buyer Indemnitees”) from and against any and all Losses to the extent resulting from or arising out of (a) the Retained Obligations, (b) any breach by Seller of any of Seller’s representations and warranties contained in Article V or (c) any breach by Seller of its covenants hereunder, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES. Notwithstanding anything to the contrary contained herein, Seller’s indemnification obligation under Section 14.04(a) (other than with respect to the Specified Retained Obligations), Section 14.04(b) and Section 14.04(c) (other than as applicable to breaches of Seller under Sections3.05(b), 3.08, 4.04(b), Article IX, 10.02, 10.03, 10.05(a), Article XII, Article XVI and Article XVII only) (1) shall only apply if Buyer has provided Seller with written notice claiming indemnification within twelve (12) months of the Closing and (2) shall only apply after a deductible percentage of two percent (2%) of the Purchase Price, and then only to the extent of the excess of the claims above the two percent (2%) deductible of the Purchase Price and (3) shall never exceed a maximum aggregate sum of fifteen percent (15%) of the Purchase Price, inclusive of attorneys’ fees and all other expenses of litigation.

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Section 14.05    Notices and Defense of Indemnified Matters. Each Party shall promptly notify the other Party of any matter of which it becomes aware and for which it is entitled to indemnification from the other Party under this Agreement; provided that the delay or failure of any Party to so notify the indemnified Party shall only reduce the indemnified Party’s claim to the extent such claim was prejudiced as a result of such delay or failure. The indemnifying Party shall be obligated to defend, at the indemnifying Party’s sole expense, any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any matter for which the indemnifying Party has agreed to indemnify and hold the indemnified Party harmless under this Agreement; provided that the indemnified Party shall not enter into any settlement without the indemnified Party’s consent, not to be unreasonably withheld or delayed. However, the indemnified Party shall have the right to participate with the indemnifying Party in the defense of any such matter at its own expense.

Section 14.06    Exclusive Remedies. The Parties acknowledge and agree that, following Closing, the remedies set forth in this Article XIV for each Party, as limited above in this Article XIV, shall be the exclusive remedies of such Party for any claimed breaches by the other Party of its representations, warranties, and covenants under this Agreement.

Article XV
Limitations on Representations and Warranties

Section 15.01    Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. except for the express representations of seller in this agreement AND THE ASSIGNMENT (including section 2.01 thereof), BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (A) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (B) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER AND (C) THE ENVIRONMENTAL CONDITION OF THE ASSETS. except for the express WARRANTIES of seller in THIS AGREEMENT AND THE ASSIGNMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (V) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (VI) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW AND (VII) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT, EXCEPT AS PROVIDED IN THIS AGREEMENT AND THE ASSIGNMENT, THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER REPRESENTS TO SELLER THAT BUYER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

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Section 15.02    Independent Investigation. Buyer represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller and that it has had (or will have prior to the Closing) access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer will rely solely on the basis of its own independent due diligence investigation of the Assets and upon the representations and warranties made in Article V, and not on any other representations or warranties of Seller or any other person or entity.

Section 15.03    Survival. Except as specifically provided otherwise elsewhere in this Agreement, the representations, warranties and covenants of Buyer and Seller under this Agreement shall survive for a period of twelve (12) months from the Closing. Notwithstanding anything to the contrary herein, (a) Buyer’s obligation to indemnify under Section 14.03(a) shall survive the Closing without time limitation, (b) Seller’s obligation to indemnify under Section 14.04(a) with respect to the Specified Retained Obligations only shall survive the Closing and terminate upon the statute of limitations applicable thereto, (c) the provisions of Article XV, Article XVI and Article XVII shall survive without time limitation, and (d) the other covenants contained herein that by their terms are to be performed after the Closing shall survive the Closing on the terms thereof.

Article XVI
Dispute Resolution

Section 16.01    General. Any and all claims, disputes, controversies or other matters in question arising out of or relating to title issues, environmental issues, or calculation of the Statement or revisions thereto (all of which are referred to herein as “Disputes” which term shall not include any other disputes, claims, controversies or other matters in question arising under this Agreement) shall be resolved in the manner prescribed by this Article XVI.

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Section 16.02    Senior Management. If a Dispute occurs that the senior representatives of the Parties responsible for the transaction contemplated by this Agreement have been unable to settle or agree upon within a period of fifteen (15) calendar days after such Dispute arose, Seller shall nominate and commit one of its senior officers, and Buyer shall nominate and commit one of its senior officers, to meet at a mutually agreed time and place not later than thirty (30) calendar days after the Dispute has arisen to attempt to resolve same. If such senior management have been unable to resolve such Dispute within a period of fifteen (15) calendar days after such meeting, or if such meeting has not occurred within forty-five (45) calendar days following such Dispute arising, then either Party shall have the right, by written notice to the other, to resolve the Dispute through the relevant Independent Expert pursuant to Section 16.03.

Section 16.03    Dispute by Independent Expert.

(a)	Each Party shall have the right to submit Disputes regarding title issues, environmental issues, or calculation of the Statement, the Final Statement or revisions thereto, to an independent expert appointed in accordance with this Section 16.03 (each, an “Independent Expert”), who shall serve as sole arbitrator. The Independent Expert shall be appointed by mutual agreement of the Parties from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected by the Chief Judge of the United States District Court for the Southern District of Texas.

(b)	Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures of the Texas Arbitration Act and the Rules of the American Arbitration Association to the extent such Rules do not conflict with such Texas Arbitration Act or the provisions of this Agreement. The Independent Expert shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

(c)	The charges and expenses of the arbitration (including, without limitation, the Independent Expert) shall be shared equally by Seller and Buyer.

(d)	Any arbitration hearing held pursuant to Section 16.03 shall be held in Midland, Texas.

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Section 16.04    Limitation on Arbitration. ALL OTHER DISAGREEMENTS, DIFFERENCES, OR DISPUTES ARISING BETWEEN SELLER AND BUYER UNDER THE TERMS OF THIS AGREEMENT (AND NOT COVERED BY SECTION 16.03) SHALL NOT BE SUBJECT TO ARBITRATION AND SHALL BE DETERMINED BY A COURT OF COMPETENT JURISDICTION, UNLESS THE PARTIES OTHERWISE MUTUALLY AGREE.

Article XVII
Miscellaneous

Section 17.01    Names. As soon as reasonably possible after Closing, but in no event later than sixty (60) calendar days after Closing, Buyer shall remove the names of Seller and its affiliates, and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership in a name other than the name of Seller or any of its affiliates, or any variations thereof.

Section 17.02    Expenses. Except as otherwise expressly set forth in this Agreement, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 17.03    Document Retention. As used in this Section 17.03, the term “Documents” shall mean all files, documents, books, records and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller has retained either the original or a copy of), including, but not limited to: financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Prior to the Closing, Seller or its representatives shall have the right to make and retain copies of the Documents at its or their expense.

Section 17.04    Entire Agreement. This Agreement, the documents to be executed hereunder, and the exhibits attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement.

Section 17.05    Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 17.06    Publicity. Neither Seller nor Buyer will issue any public announcement or press release concerning this transaction without the written consent of the other Party (except as required by law or the applicable rules or regulations of any governmental authority or stock exchange, and in such case the Parties shall consult with each other with regard to the wording of the announcement or press release).

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Section 17.07    Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 17.08    No Third Party Beneficiaries. Except as provided in Sections 14.03 and 14.04, nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a Third Party beneficiary contract.

Section 17.09    Assignment. No Party may assign or delegate any of its rights or duties hereunder without the prior written consent of the other Party, and any such assignment shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

Section 17.10    Governing Law. This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.

Section 17.11    Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, nationally recognized, receipt overnight courier, email or facsimile to the addresses of Seller and Buyer set forth below. Any such notice shall be effective only upon receipt.

Seller:	Lynden USA Inc. c/o Suite 2150 – 885 West Georgia Street Vancouver, BC V6C 3E8 Attn: Colin Watt Phone: 604-629-2991 Fax: 604-602-9311

Buyer:	Greg Brown c/o BreitBurn Management Company, LLC 515 S. Flower Street, Ste. 4800 Los Angeles, CA 90071 Fax: (213) 225-5916

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Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.

Section 17.12    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 17.13    Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 17.14    Counterpart Execution. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all of such parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original. Any counterpart submitted or transmitted via facsimile or email shall have the same force and effect as an original manually executed counterpart.

Section 17.15    Jury Trial Waiver. SELLER AND BUYER HEREBY EXPRESSLY AND KNOWINGLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY OF ANY AND ALL CLAIMS AND CAUSES OF ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY AND ALL CLAIMS AND CAUSES OF ACTION IN ANY WAY BASED UPON OR RELATING TO THE NEGOTIATION, FORMATION, CONSTRUCTION, INTERPRETATION, ENFORCEABILITY, PERFORMANCE, AND/OR BREACH OF THIS AGREEMENT.

Section 17.16    Financial Statements.

(a)	Seller acknowledges that full carve out audited financial statements are not available for the subject properties and that full carve out financial statements are impracticable for Seller to prepare. Seller will deliver a letter to Buyer at closing stating that full carve out audited financial statements are not available and are impracticable for Seller to prepare. Seller will prepare statements of revenues and direct operating expenses and supplemental reserve disclosures including proved reserve tables and the standardized measure of discounted cash flows as required by the Securities Exchange Commission (“SEC”) by Buyer pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that such statements of revenues and direct operating expenses will be audited so that they comply with the requirements of a Registration Statement, report or other filing under the Securities Act and the rules set forth in Regulation S-X. Within seventy-five (75) calendar days after Closing Seller will prepare, at Buyer’s expense audited, statements of revenues and direct operating expenses applicable to the Assets for the calendar year 2011, along with quarterly stub periods for the calendar years of 2011 and 2012 and any other financial information necessary to comply with the requirements of a Registration Statement of Form S-1 under the Securities Act and the rules set forth in Regulation S-X (the “Financial Statements”).

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(b)	Seller agrees to consent to the inclusion or incorporation by reference of the statements of revenues and direct operating expenses and all supplemental information therein in any registration statement, report, or other document of Buyer to be filed with the SEC upon receipt of written notice from Buyer’s counsel that the statements of revenues and direct operating expenses and all supplemental information therein are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant financial disclosure obligations under the Securities Act or the Exchange Act. Upon request of Buyer, Seller agrees to request the external audit firm that audits the statements of revenues and direct operating expenses (the “Audit Firm”) to consent to the inclusion or incorporation by reference of its audit opinion with respect to the audited statements of revenues and direct operating expenses in any such registration statement, report or other document. Seller shall (i) provide Buyer and Buyer’s independent accountants with access to management by Seller to Seller’s independent accountants to the extent applicable to the Assets and (ii) authorize Seller’s Audit Firm to provide such Audit Firm’s consent to the incorporation of the audited statements of revenues and direct operating expenses by reference to satisfy any rule or regulation of the SEC or to satisfy relevant financial disclosure obligations under the Securities Act or the Exchange Act.

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SIGNATURES ON FOLLOWING PAGE

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IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLER:
Lynden USA Inc.

By:	/s/ Colin Watt
Name: Colin Watt Title: President

BUYER:
BreitBurn Operating L.P.
By: BreitBurn Operating GP, LLC,
its general partner

By:	/s/ Halbert S. Washburn
Name: Halbert S. Washburn Title: Chief Executive Officer

Signature Page to

Purchase and Sale Agreement